Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CC Media Holdings, Inc. Announces Completion of

Subsidiary’s Tender Offer For Senior Notes

San Antonio, TX, August 28, 2009. CC Media Holdings, Inc. (“CC Media Holdings”), the parent company of Clear Channel Communications, Inc. (“Clear Channel”), announced today the expiration and final results of the previously announced cash tender offer (the “Tender Offer”) by CC Finco, LLC (“CC Finco”), an indirect wholly-owned subsidiary of Clear Channel, to purchase certain of Clear Channel’s outstanding 6.25% Senior Notes due 2011 (the “6.25% Notes”), 4.40% Senior Notes due 2011 (the “4.40% Notes”), 5.00% Senior Notes due 2012 (the “5.00% Notes”), 5.75% Senior Notes due 2013 (the “5.75% Notes”), 5.50% Senior Notes due 2014 (the “5.50% Notes”) and 10.75% Senior Cash Pay Notes due 2016 (the “10.75% Notes”). The 6.25% Notes, the 4.40% Notes, the 5.00% Notes, the 5.75% Notes, the 5.50% Notes and the 10.75% Notes are referred to herein collectively as the “Notes.”

The Tender Offer expired at 12:00 midnight, New York City time, on August 27, 2009 (inclusive of August 27, 2009).

CC Finco has accepted for purchase all of the 6.25% Notes validly tendered (and not validly withdrawn) in the Tender Offer. The aggregate principal amount of the 6.25% Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer was $20,204,000, representing approximately 2.69% of outstanding 6.25% Notes. The 6.25% Notes purchased by CC Finco will be acquired for its account and will remain outstanding. The total consideration payable per $1,000 principal amount of 6.25% Notes is $530.00 (plus accrued and unpaid interest as described in the CC Finco Offer to Purchase, dated July 31, 2009 (the “Offer to Purchase”)), which includes the early tender premium described in the Offer to Purchase.

CC Finco has accepted for purchase all of the 4.40% Notes validly tendered (and not validly withdrawn) in the Tender Offer. The aggregate principal amount of the 4.40% Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer was $56,038,000, representing approximately 22.42% of outstanding 4.40% Notes. The 4.40% Notes purchased by CC Finco will be acquired for its account and will remain outstanding. The total consideration payable per $1,000 principal amount of 4.40% Notes is $490.00 (plus accrued and unpaid interest as described in the Offer to Purchase), which includes the early tender premium described in the Offer to Purchase.

CC Finco has accepted for purchase all of the 5.00% Notes validly tendered (and not validly withdrawn) in the Tender Offer. The aggregate principal amount of the 5.00% Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer was $19,949,000, representing approximately 6.65% of outstanding 5.00% Notes. The 5.00% Notes purchased by CC Finco will be acquired for its account and will remain outstanding. The total consideration payable per $1,000 principal amount of 5.00% Notes is $400.00 (plus accrued and unpaid interest as described in the Offer to Purchase), which includes the early tender premium described in the Offer to Purchase.

CC Finco has accepted for purchase all of the 5.75% Notes validly tendered (and not validly withdrawn) in the Tender Offer. The aggregate principal amount of the 5.75% Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer was $116,395,000, representing approximately 23.28% of outstanding 5.75% Notes. The 5.75% Notes purchased by CC Finco will be acquired for its account and will remain outstanding. The total consideration payable per $1,000 principal amount of 5.75% Notes is $370.00 (plus accrued and unpaid interest as described in the Offer to Purchase), which includes the early tender premium described in the Offer to Purchase.

CC Finco has accepted for purchase all of the 5.50% Notes validly tendered (and not validly withdrawn) in the Tender Offer. The aggregate principal amount of the 5.50% Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer was $199,545,000, representing approximately 26.61% of outstanding 5.50% Notes. The 5.50% Notes purchased by CC Finco will be acquired for its account and will remain outstanding. The total consideration payable per $1,000 principal amount of 5.50% Notes is $300.00 (plus accrued and unpaid interest as described in the Offer to Purchase), which includes the early tender premium described in the Offer to Purchase.

There were no 10.75% Notes validly tendered in connection with the Tender Offer.

CC Finco intends to fund payment of all Notes purchased pursuant to the Tender Offer, in part, with a contribution from Clear Channel.

CC Finco will pay to The Depository Trust Company (“DTC”) the total consideration payable to validly tendering holders in the Tender Offer, and Global Bondholder Services Corporation, the depositary for the Tender Offer, will irrevocably instruct DTC to promptly pay to such validly tendering holders the total tender offer consideration, including accrued and unpaid interest on the accepted Notes from the last applicable interest payment date to, but not including, the actual date of settlement.

Additional Information

CC Finco retained Goldman, Sachs & Co. and Citigroup Global Markets Inc. as the Co-Lead Dealer Managers in connection with the Tender Offer, and retained Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC and Moelis & Company as the Co-Dealer Managers for the Tender Offer. Global Bondholder Services Corporation is the Information Agent and Depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-4692 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers only) or (866) 470-4200 (for all others toll-free). This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. The Tender Offer was made solely pursuant to the Offer to Purchase and related documents. The Tender Offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws required the Tender Offer to be made by a licensed broker or dealer, the Tender Offer is deemed to have been made on behalf of CC Finco by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Headquartered in San Antonio, TX, CC Media Holdings is the parent company of Clear Channel, a global leader in the out-of-home advertising industry with radio stations and outdoor displays in various countries around the world. CC Finco, headquartered in San Antonio, Texas, is an indirect wholly-owned subsidiary of Clear Channel.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current CC Media Holdings and Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this press release are beyond CC Media Holdings’, Clear Channel’s or CC Finco’s ability to control or predict. None of CC Media Holdings, Clear Channel or CC Finco undertakes any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

CC Media Holdings, Inc.

Corporate Communications, 210-822-2828